Exhibit 99.1

Press Release
For Immediate Release
	Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports First Quarter Earnings
Ontario, CA, April 16, 2009-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced the results for the first quarter of 2009.
Net Income
CVB Financial Corp. reported net income of $13.2 million for the first quarter ending March 31, 2009. This represents a decrease of $3.0 million, or 18.64%, when compared with net earnings of $16.2 million for the first quarter of 2008. Diluted earnings per common share were $0.13 for the first quarter of 2009. This was down $0.06, or 31.58%, from diluted earnings per common share of $0.19 for the same period last year. Of the $0.06 decrease, $0.03 is due to the dividends and amortization of the discount on our preferred stock.
Net income for the first quarter of 2009 produced a return on beginning common equity of 10.82%, a return on average common equity of 10.64% and a return on average assets of 0.81%. Return on beginning equity was 8.68% and return on average equity was 8.56%. The efficiency ratio for the first quarter was 63.24%; excluding the provision for credit losses and the gain on sale of securities, the efficiency ratio was 50.06%. Operating expenses as a percentage of average assets were 1.93%.
Net income for the first quarter of 2009 of $13.2 million, increased by $891,000 or 7.26%, compared to net income of $12.3 million for the fourth quarter of 2008. Diluted earnings per common share of $0.13 for the first quarter of 2009, decreased by $0.01 or 8.86%, from diluted earnings per common share of $0.14 for the fourth quarter of 2008, due to the full impact of the preferred stock dividend in the first quarter of 2009.
The Company made provisions for credit losses totaling $22.0 million during the first quarter ending March 31, 2009. This compares with provisions of $1.7 million for the first quarter of 2008. The Company’s non-performing assets increased from $24.2 million as of December 31, 2008 to $56.7 million as of March 31, 2009. This represents 0.36% of total assets as of December 31, 2008 and 0.88% of total assets as of March 31, 2009.
Net Interest Income and Net Interest Margin
The Company had the highest quarterly net interest income in the history of the Company during the first quarter of 2009. Net interest income, before provision for credit losses, totaled $55.3 million for the first quarter of 2009. This represents an increase of $11.2 million, or 25.29%, over net interest income of $44.1 million for the same period in 2008. The increase resulted from a $15.4 million decrease in interest expense which overshadowed a $4.2 million decrease in interest income. The decrease in interest income was primarily due to the decrease in interest rates, partially offset by the growth in average earning assets. The decrease in interest expense was due to the decrease in the interest rates paid on deposits and borrowed funds, coupled with a decrease in average borrowed funds, which was partially offset by the increase in average interest-bearing deposits.
Net interest margin (tax equivalent) increased from 3.25% for the first quarter of 2008 to 3.75% for the first quarter of 2009. Total average earning asset yields decreased from 5.90% for the first quarter of 2008 to 5.26% for the first quarter of 2009. The cost of funds decreased from 3.45% for the first quarter of 2008 to 2.07% for the first quarter of 2009. The increase in net interest margin is due to the cost of interest-bearing liabilities decreasing faster than the decrease in yields on earning assets.
Balance Sheet
The Company reported total assets of $6.42 billion at March 31, 2009. This represented an increase of $41.3 million, or 0.65%, over total assets of $6.37 billion at March 31, 2008. Earning assets totaling $6.01 billion were up $14.5 million, or 0.24%, when compared with earning assets of $6.00 billion at March 31, 2008. Total deposits and customer repos were $4.19 billion at March 31, 2009. This represents an increase of $562.1 million, or 15.50%, when compared with total deposits and customer repos of $3.63 billion at March 31, 2008. Loans and leases totaled $3.66 billion at March 31, 2009. This represents an increase of $266.7 million, or 7.86%, when compared with loans and leases of $3.39 billion at March 31, 2008.
Total assets of $6.42 billion at March 31, 2009 decreased $233.6 million, or 3.51% from total assets of $6.65 billion at December 31, 2008. This was primarily due to the decrease in investment securities of $174.7 million. Total earning assets of $6.01 billion decreased $264.5 million, or 4.21%, from total earning assets of $6.28 billion at December 31, 2008. Loans and leases totaling $3.66 billion at March 31, 2009 decreased $78.0 million, or 2.09% from loans and leases of $3.74 billion at December 31, 2008. This was primarily due to seasonal trends in loan balances. Total deposits and customer repos of $4.19 billion at March 31, 2009 increased by $323.3 million, or 8.36%, when compared to total deposits and customer repos of $3.87 billion at December 31, 2008.

Investment Securities
Investment securities totaled $2.33 billion at March 31, 2009. This represents a decrease of $228.3 million, or 8.94%, when compared with $2.55 billion in investment securities at March 31, 2008. It also represents a decrease of $174.7 million, or 6.99%, when compared with $2.50 billion in investment securities at December 31, 2008. During the first quarter of 2009, we sold certain securities with relatively short maturities and recognized a gain on sale of securities of $8.9 million. Our investment portfolio continues to perform well. We have no preferred stock, nor do we have any trust preferred securities. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. Those that are private label mortgage-backed issues, approximately $47 million, are performing well. Ninety-six percent of our municipal portfolio contains securities which have an underlying rating of investment grade.
Borrowings

Our borrowings decreased by $579.2 million, or 33.33%, from December 31, 2008. As a result of our increase in deposits and customer repurchases of $323.3 million and the sale of approximately $177.1 million in securities, it was possible for us to reduce our reliance on borrowed funds. The replacement of high cost borrowings with low cost deposits helped to improve our margin during the first quarter of 2009.
CitizensTrust
CitizensTrust has approximately $1.5 billion in assets under administration, including $741.6 million in assets under management at March 31, 2009. This compares with $2.0 billion in assets under administration, including $804.7 million in assets under management at March 31, 2008. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning. Income from CitizensTrust was $1.7 million in the current quarter, down $252,000 from $1.9 million for the first quarter of 2008. The decrease was primarily due to the decline in market value of the assets under administration.
Loan and Lease Quality
The overall credit quality of the loan portfolio remains strong, but we are experiencing higher levels of problem credits. The allowance for credit losses increased from $34.7 million as of March 31, 2008 and $54.0 million as of December 31, 2008 to $65.8 million as of March 31, 2009. The increase was primarily due to provisions for credit losses of $17.9 million during the fourth quarter of 2008 and a provision for credit losses of $22.0 million during the first quarter of 2009. During the first quarter of 2009, we had loan charge-offs totaling $10.3 million and recoveries on previously charged-off loans of $99,000. This resulted in net charge-offs of $10.2 million. By comparison, during the first quarter of 2008, the Company had net charge-offs of $38,000 and a $1.7 million contribution to the provision for credit losses. The allowance for credit losses was 1.80% and 1.02% of total loans and leases outstanding as of March 31, 2009 and 2008, respectively. “We continue to make greater provisions for credit losses in order to build our reserves. It is important for us to be proactive and fiscally prepared for any further deterioration in economic conditions,” said Chris Myers, President & Chief Executive Officer.

We had $48.0 million in non-performing loans at March 31, 2009, or 1.31% of total loans. This compares to $17.7 million in non-performing loans at December 31, 2008 and $2.7 million at March 31, 2008. Non-performing loans consist of $20.9 million in residential construction and land loans, $22.1 million in commercial construction loans, $2.2 million in single-family mortgage loans, $1.7 million in commercial real estate loans, $0.8 million in other commercial loans and $0.3 million in consumer loans. Of our total loan portfolio, approximately 22% is based in the Inland Empire, one of the hardest hit areas of the United States during this recession. While our non-performing loans continue to remain in a fair position at 1.31% of total loans, we are mindful of potential losses. “We do not anticipate that potential losses will prevent us from meeting our earnings projections for 2009. We continue to monitor all of our loans closely and work proactively with our borrowers,” said Myers. In addition, Citizens Business Bank recently completed its annual regulatory examination.
The $48.0 million in non-performing loans consist of five construction loans to one developer totaling $34.8 million with a specific reserve of $5.1 million. The remaining $13.2 million consist primarily of one commercial construction loan with a balance of $7.1 million, five residential mortgage loans totaling $2.2 million, one residential construction loan of $1.1 million, and one commercial real estate loan of $1.2 million. In terms of loan concentrations to any single borrower, the Bank has only one borrowing relationship with over $50 million in total loan commitments. The aggregate borrowing relationship is below our $87 million house lending limit, which is 50% of our legal lending limit. We have multiple forms of real estate collateral supporting the subject credit facility, including both income and non-income producing properties. All loans related to this relationship are performing and paid current.
Other Real Estate Owned was $8.7 million at March 31, 2009. This was an increase of $2.1 million from December 31, 2008. This was primarily due to the transfer of $6.3 million from non-performing loans offset by $3.4 million in sales of existing OREO properties and $0.8 million in OREO write-downs during the first quarter of 2009. We now have nine properties in OREO.
At March 31, 2009, we had loans delinquent 30 to 89 days of $13.9 million. This compares to delinquent loans of $5.2 million at December, 31, 2008, and $18.2 million at March 31, 2008. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.38% at March 31, 2009, 0.14% at December 31, 2008 and 0.53% at March 31, 2008.
Our construction loan portfolio totaled $333.2 million as of March 31, 2009 down from $351.5 million as of December 31, 2008. This represents 9.09% of our total loans outstanding at March 31, 2009. Of the $333.2 million, $98.6 million is for residential construction and residential land loans. This represents 29.6% of the construction loans outstanding or 2.69% of our total loan portfolio. Of note, 36.04% of our construction loan portfolio is based in the Inland Empire.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 40 cities with 43 business financial centers and 5 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its leasing division, Citizens Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.
Safe Harbor
Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the impact of changes in interest rates, a decline in economic conditions, adverse changes resulting from natural and manmade disasters, effects of government regulation and increased competition among financial services providers and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2008, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	March 31,		December 31,
	2009	2008	2008
Assets:
Cash and due from banks	$101,214	$110,102	$95,297

Investment Securities available-for-sale	2,319,051	2,546,367	2,493,476
Investment Securities held-to-maturity	6,607	7,638	6,867
Federal funds sold and Interest-bearing balances due from depository institutions	285	475	285
Investment in stock of Federal Home Loan Bank (FHLB)	93,240	85,852	93,240

Loans and lease finance receivables	3,658,859	3,392,192	3,736,838
Less allowance for credit losses	(65,755)	(34,711)	(53,960)

Net loans and lease finance receivables	3,593,104	3,357,481	3,682,878

Total earning assets	6,012,287	5,997,813	6,276,746
Premises and equipment, net	44,015	46,585	44,420
Intangibles	10,231	13,713	11,020
Goodwill	55,097	55,097	55,097
Cash value of life insurance	107,134	104,499	106,366
Other assets	86,111	46,993	60,705

TOTAL	$6,416,089	$6,374,802	$6,649,651

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,396,087	$1,218,660	$1,334,248
Investment Checking	324,187	351,692	324,907
Savings/MMDA	910,571	952,601	818,872
Time Deposits	1,154,420	737,715	1,030,129

Total Deposits	3,785,265	3,260,668	3,508,156

Demand Note to U.S. Treasury	5,737	3,622	5,373
Customer Repurchase Agreements	404,016	366,502	357,813
Repurchase Agreements	250,000	250,000	250,000
Borrowings	1,158,500	1,745,851	1,737,660
Junior Subordinated Debentures	115,055	115,055	115,055
Other liabilities	71,155	181,315	60,702

Total Liabilities	5,789,728	5,923,013	6,034,759
Stockholders’ equity:
Stockholders’ equity	591,355	429,017	586,161
Accumulated other comprehensive income (loss), net of tax	35,006	22,772	28,731

	626,361	451,789	614,892

TOTAL	$6,416,089	$6,374,802	$6,649,651

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended March 31,
	2009	2008
Assets:
Cash and due from banks	$95,339	$107,878
Investment securities available-for-sale	2,496,590	2,386,918
Investment securities held-to-maturity	6,692	6,117
Federal funds sold and Interest-bearing balances due from depository institutions	285	1,296
Investment in stock of Federal Home Loan Bank (FHLB)	93,240	84,719

Loans and lease finance receivables	3,680,258	3,383,772
Less allowance for credit losses	(60,323)	(33,906)

Net loans and lease finance receivables	3,619,935	3,349,866

Total earning assets	6,216,742	5,828,916
Pemises and equipment, net	44,542	46,773
Intangibles	10,519	14,061
Goodwill	55,097	55,131
Cash value of life insurance	106,708	103,787
Other assets	81,741	69,967

TOTAL	$6,610,688	$6,226,513

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,342,229	$1,225,327
Interest-bearing	2,260,850	2,050,628

Total Deposits	3,603,079	3,275,955

Other borrowings	2,209,679	2,339,160
Junior Subordinated Debentures	115,055	115,055
Other liabilities	59,156	59,743

Total Liabilities	5,986,969	5,789,913
Stockholders’ equity:
Stockholders’ equity	594,919	432,265
Accumulated other comprehensive income (loss), net of tax	28,800	4,335

	623,719	436,600

TOTAL	$6,610,688	$6,226,513

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months
	Ended March 31,
	2009	2008
Interest Income:
Loans and leases, including fees	$49,526	$54,046
Investment securities:
Taxable	22,436	20,877
Tax-advantaged	6,996	7,188

Total investment income	29,432	28,065
Dividends from FHLB Stock	—	1,093
Federal funds sold & Interest-bearing CDs with other institutions	4	15

Total interest income	78,962	83,219
Interest Expense:
Deposits	6,590	12,278
Borrowings and junior subordinated debentures	17,080	26,811

Total interest expense	23,670	39,089

Net interest income before provision for credit losses	55,292	44,130
Provision for credit losses	22,000	1,700

Net interest income after provision for credit losses	33,292	42,430
Other Operating Income:
Service charges on deposit accounts	3,717	3,745
Trust and investment services	1,661	1,913
Gain on sale of investment securities	8,929	—
Other	2,050	2,482

Total other operating income	16,357	8,140
Other operating expenses:
Salaries and employee benefits	15,819	15,543
Occupancy	2,851	2,871
Equipment	1,597	1,649
Professional services	1,695	1,541
Amortization of intangible assets	789	898
Provision for unfunded commitments	900	250
OREO Expense	1,031	—
Other	6,715	5,647

Total other operating expenses	31,397	28,399

Earnings before income taxes	18,252	22,171
Income taxes	5,084	5,987

Net earnings	$13,168	$16,184

Basic earnings per common share	$0.13	$0.19

Diluted earnings per common share	$0.13	$0.19

Cash dividends per common share	$0.085	$0.085

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended March 31,
	2009	2008
Interest income — (Tax-Effected) (te)	$81,808	$86,133
Interest Expense	23,670	39,089

Net Interest income — (te)	$58,138	$47,044

Return on average assets	0.81%	1.05%
Return on average equity	8.56%	14.91%
Efficiency ratio	63.24%	56.16%
Net interest margin (te)	3.75%	3.25%

Weighted average shares outstanding
Basic	83,174,373	83,151,328
Diluted	83,303,201	83,521,594
Dividends declared	$7,083	$7,093
Dividend payout ratio	53.79%	43.83%

Number of shares outstanding-EOP	83,326,511	83,095,678
Book value per share	$6.05	$5.44

	March 31,
	2009	2008
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$48,037	$2,707
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	8,666	1,137

Total non-performing assets	$56,703	$3,844

Percentage of non-performing assets to total loans outstanding and OREO	1.55%	0.11%

Percentage of non-performing assets to total assets	0.88%	0.06%

Allowance for loan losses to non-performing assets	115.96%	902.99%

Net Charge-off to Average loans	0.28%	0.00%

Allowance for Credit Losses:
Beginning Balance	$53,960	$33,049
Total Loans Charged-Off	(10,304)	(246)
Total Loans Recovered	99	208

Net Loans Charged-off	(10,205)	(38)
Provision Charged to Operating Expense	22,000	1,700

Allowance for Credit Losses at End of period	$65,755	$34,711

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2009		2008		2007
Quarter End	High	Low	High	Low	High	Low
March 31,	$11.62	$5.62	$11.20	$8.45	$13.38	$11.42
June 30,			$12.10	$9.44	$12.40	$10.63
September 30,			$15.01	$7.65	$12.71	$9.51
December 31,			$13.89	$9.29	$11.97	$9.98
Quarterly Consolidated Statements of Earnings

	1Q	4Q	3Q	2Q	1Q
	2009	2008	2008	2008	2008
Interest income
Loans, including fees	$49,526	$53,416	$52,954	$52,211	$54,046
Investment securities and federal funds sold	29,436	29,407	30,553	30,758	29,173

	78,962	82,823	83,507	82,969	83,219

Interest expense
Deposits	6,590	7,569	7,417	8,537	12,278
Other borrowings	17,080	23,200	27,078	25,949	26,811

	23,670	30,769	34,495	34,486	39,089

Net interest income before provision for credit losses	55,292	52,054	49,012	48,483	44,130
Provision for credit losses	22,000	17,900	4,000	3,000	1,700

Net interest income after provision for credit losses	33,292	34,154	45,012	45,483	42,430

Non-interest income	16,357	9,242	8,373	8,702	8,140
Non-interest expenses	31,397	27,954	29,057	30,378	28,399

Earnings before income taxes	18,252	15,442	24,328	23,807	22,171
Income taxes	5,084	3,165	6,868	6,655	5,987

Net earnings	$13,168	$12,277	$17,460	$17,152	$16,184

Basic earning per common share	$0.13	$0.14	$0.21	$0.21	$0.19
Diluted earnings per common share	$0.13	$0.14	$0.21	$0.21	$0.19

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$7,083	$7,078	$7,088	$7,058	$7,093

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Commercial and Industrial	$355,591	$370,829	$356,973	$424,515	$386,274
Real Estate:
Construction	333,234	351,543	359,859	333,303	318,549
Commercial Real Estate	1,965,531	1,945,706	1,932,778	1,851,123	1,822,610
SFR Mortgage	328,145	333,931	341,389	351,120	356,415
Consumer	69,708	66,255	61,710	57,380	57,554
Municipal lease finance receivables	169,230	172,973	173,600	163,459	153,270
Auto and equipment leases	41,708	45,465	47,753	53,121	54,795
Dairy and Livestock	404,090	459,329	331,333	293,133	254,156

Gross Loans	3,667,237	3,746,031	3,605,395	3,527,154	3,403,623
Less:
Deferred net loan fees	(8,378)	(9,193)	(10,058)	(10,911)	(11,431)
Allowance for credit losses	(65,755)	(53,960)	(40,058)	(37,310)	(34,711)

Net Loans	$3,593,104	$3,682,878	$3,555,279	$3,478,933	$3,357,481

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
Non-Performing Loans
Residential Construction and Land	$20,943	$7,524	$8,020	$9,802	$1,535
Commercial Construction	22,102	—	—	—	—
Residential Mortgage	2,203	3,116	2,062	1,672	1,153
Commercial Real Estate	1,661	4,658	4,995	337	—
Commercial and Industrial	792	2,074	1,248	214	19
Consumer	336	312	312	312	—

Total	$48,037	$17,684	$16,637	$12,337	$2,707

% of Total Loans	1.31%	0.47%	0.46%	0.35%	0.08%

Past Due 30+ Days
Residential Construction and Land	$—	$—	$—	$—	$768
Commercial Construction	—	—	2,500	—	—
Residential Mortgage	3,814	1,931	481	483	1,180
Commercial Real Estate	8,341	2,402	19	255	13,718
Commercial and Industrial	1,720	592	1,852	228	1,991
Consumer	62	231	55	—	533

Total	$13,937	$5,156	$4,907	$966	$18,190

% of Total Loans	0.38%	0.14%	0.14%	0.03%	0.53%

OREO
Residential Construction and Land	$2,416	$6,158	$1,612	$1,137	$1,137
Commercial Real Estate	4,612	87	—	—	—
Commercial and Industrial	893	—	—	—	—
Residential Mortgage	745	320	315	—	—

Total	$8,666	$6,565	$1,927	$1,137	$1,137

Total Non-Performing, Past Due & OREO	$70,640	$29,405	$23,471	$14,440	$22,034

% of Total Loans	1.93%	0.78%	0.65%	0.41%	0.65%